Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of March 21, 2006 between Sentigen Holding Corp., a Delaware corporation (the “Employer” or the “Company”), and Joseph K. Pagano (“Pagano”).
W I T N E S S E T H:
     WHEREAS, Pagano and the Company have entered into that certain Employment Agreement dated as of May 24, 1999, as amended (the “Prior Agreement”);
     WHEREAS, Pagano desires to resign from his position as President and Chief Executive Officer of the Company effective as of the date hereof and continue to serve as the Chairman of the Company’s Board of Directors (the “Board”) and as an employee of the Company;
     WHEREAS, in connection with Pagano’s resignation as President and Chief Executive Officer of the Company, each of Pagano and the Company wishes to amend and restate the provisions of the Prior Agreement as hereinafter set forth; and
     WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to establish the terms of the continued employment of Pagano as the Chairman of the Board and an employee of the Company, and Pagano agrees to so establish such terms of his employment.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and Pagano hereby agree as follows:
1. Term. The Employer hereby agrees to employ Pagano, and Pagano hereby agrees to serve the Employer as herein provided, commencing effective as of the date of this Agreement (the “Effective Date”) for a term of one (1) year thereafter (such period being herein referred to as the “Initial Term,” and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an “Employment Year”), unless further extended or sooner terminated as hereinafter provided. After the Initial Term and on the last day of any Employment Year thereafter, this Agreement shall be automatically renewed for successive one year periods (each such period being referred to as a “Renewal Term”), unless, more than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either Pagano or the Company gives written notice that employment will not be renewed (“Notice of Non-Renewal”).
2. Duties.
     (a) During the term of this Agreement, Pagano shall have the duties and responsibilities of the Chairman of the Board, reporting to the entire Board, provided, however, that in the event Pagano is not elected to the Board, he shall continue his service under this

Agreement as an employee of the Company and shall have the duties and responsibilities as may be designated, from time to time, by the Board. It is understood that such duties and responsibilities shall be reasonably related to Pagano’s position. It is acknowledged and agreed that Pagano is not required to devote all or substantially all of his time to the performance of his duties hereunder, it being further acknowledged and agreed that Pagano shall devote only such time as, in his sole discretion, is necessary to perform such services. It is further agreed that Pagano’s services hereunder will be performed at such times and at such places as shall be mutually agreeable to the Company and Pagano.
     (b) Pagano may, during the term of this Agreement, engage in such other employment and activities as he may see fit, it being agreed that the employment of Pagano is non-exclusive and that nothing herein contained shall be deemed to prohibit Pagano from engaging in such other activities as he may see fit so long as they do not unreasonably interfere with the performance of Pagano’s functions pursuant to the terms of this Agreement. Without limiting the foregoing, Pagano may engage or invest in any other business or venture of any nature or description, or possess any interest therein, independently or with others. Pagano shall have no duty or obligation to disclose or offer to the Company or obtain for the benefit of the Company any such independent venture or interest therein; and the Company, the creditors and stockholders of the Company, and any other person having any interest in the Company shall not have (a) any claim, right or cause of action of any kind against Pagano by reason of any direct or indirect investment or other participation, whether active or passive, in any such independent venture or interest therein, or (b) any rights in or to any such independent venture or interest therein or the income or profits derived therefrom.
3. Compensation.
     (a) Effective as of March 1, 2006 and throughout the term of this Agreement, the Employer shall pay Pagano a base salary (the “Salary”) at a rate of $150,000 per annum in respect of each Employment Year, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and Pagano. Such Salary may be increased from time to time at the discretion of the Board.
     (b) In addition to the foregoing, Pagano shall be entitled to such other cash bonuses as may from time to time be awarded to him by the Board during or in respect of his employment hereunder.
4. Benefits. During the term of this Agreement, Pagano shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its employees and for which Pagano is eligible. Nothing paid to Pagano under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to Pagano pursuant to this Agreement.
5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by Pagano during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by Pagano, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses.

6. Termination. Pagano’s employment under this Agreement may be terminated, effective as of the Date of Termination pursuant to Section 8 of this Agreement, without any breach of this Agreement only on the following circumstances:
     6.1 Death. Pagano’s employment under this Agreement shall terminate upon his death.
     6.2 Disability. If, as a result of Pagano’s incapacity due to physical or mental illness, Pagano shall have been absent from, or unable to perform, his duties under this Agreement for 150 consecutive days, the Employer may terminate Pagano’s employment under this Agreement by giving the Notice of Termination (as defined in Section 7 below) anytime after the 150th consecutive day.
     6.3 Cause. The Employer may terminate Pagano’s employment under this Agreement for Cause. For purposes of this Agreement, the Employer shall have “Cause” to terminate Pagano’s employment under this Agreement upon (a) the willful and continued failure or refusal by Pagano to substantially perform his duties under this Agreement (other than any such failure resulting from Pagano’s incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Board, in writing, specifically identifying the manner in which the Employer believes Pagano has not substantially performed his duties and Pagano has been afforded an opportunity, as soon as practicable, to perform as required, or (b) the conviction of Pagano of a felony. For purposes of this paragraph, no act, or failure to act, on Pagano’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer.
Notwithstanding anything contained in this Agreement to the contrary, Pagano shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Pagano, together with the Notice of Termination (as defined in Section 7 below), a copy of a resolution, duly adopted by the affirmative vote of not less than sixty percent of the entire membership of the Board (other than Pagano) at a meeting of the Board called and held for such purpose (after reasonable written notice to Pagano and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Pagano was guilty of conduct set forth above in clause (a) or (b), and specifying the particulars thereof in detail.
     6.4 Termination by Pagano for Good Reason, or Because of Ill Health. Pagano may terminate his employment under this Agreement (a) for Good Reason (as hereinafter defined) or (b) if his health should become impaired to any extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, provided that, in the latter case, Pagano shall have furnished the Employer with a written statement from a qualified doctor to such effect and provided, further, that at the Employer’s request and expense Pagano shall submit to an examination by a doctor selected by the Employer and such doctor shall have concurred in the conclusion of Pagano’s doctor. For purposes of this Agreement, “Good Reason” shall mean (a) any assignment to Pagano of any duties or reporting obligations other than those contemplated by, or any limitation of the powers of Pagano in any respect not contemplated by, this Agreement, (b) failure by the Employer to comply with its material obligations and agreements contained in this Agreement, or (c) failure of the Employer to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 8(e) of this Agreement. With respect to the matters set forth in clauses (a), (b) and (c) of this paragraph, Pagano must give the Employer thirty (30) days prior written notice of his intent to terminate this Agreement as a result of any breach or alleged breach of the applicable provision and the Employer shall have the right to cure any such breach or alleged breach within such thirty (30) day period.
7. Notice/Date of Termination.
     (a) Any termination of Pagano’s employment by the Employer or by Pagano (other than termination by reason of Pagano’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Pagano’s employment under the provision so indicated.
     (b) The “Date of Termination” shall mean (i) if Pagano’s employment is terminated by his death, the date of his death, (ii) if Pagano’s employment is terminated pursuant to Section 6.2 above, the date on which the Notice of Termination is given, (iii) if Pagano’s employment is terminated pursuant to Section 6.3 above, the date specified on the Notice of Termination after the expiration of any cure periods, (iv) upon the expiration of the Initial Term or Renewal Term, if a Notice of Non-Renewal is timely given, and (v) if Pagano’s employment is terminated for any other reason, the date on which Notice of Termination is given.
8. Compensation Upon Termination or During Disability.
     (a) If Pagano’s employment shall be terminated by reason of his death, the Employer shall pay to such person as he shall designate in a notice filed with the Employer, or if no such person shall be designated, to his estate as a lump sum benefit, his full Salary to the date of his death in addition to any payments Pagano’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or similar plan or policy then maintained by the Employer, and such payments shall, assuming the Employer is in compliance with the provisions of this Agreement, fully discharge the Employer’s obligations with respect to Section 3 of this Agreement, but all other obligations of the Employer under this Agreement, including the obligations to indemnify, defend and hold harmless Pagano, shall remain in effect.
     (b) During any period that Pagano fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Pagano shall continue to receive his Salary and other compensation until Pagano’s employment is terminated pursuant to Section 6.2 of this Agreement.
     (c) If Pagano’s employment shall be terminated for Cause, the Employer shall pay Pagano his full Salary and other compensation through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and the Employer shall, assuming the Employer is in compliance with the provisions of this Agreement, have no further obligations with respect to Section 3 of this Agreement, but all other obligations of the Employer under this Agreement, including the obligations to indemnify, defend and hold harmless Pagano, shall remain in effect.
     (d) If (A) in breach of this Agreement, the Employer shall terminate Pagano’s employment other than pursuant to Sections 6.2 or 6.3 hereof (it being understood that a purported termination pursuant to Section 6.2 or 6.3 hereof which is disputed and finally determined not to have been proper shall be a termination by the Employer in breach of this Agreement), and/or (B) Pagano shall terminate his employment for Good Reason, then the Employer shall pay to Pagano:
          (i) his full Salary and other compensation through the last day of the Initial Term or Renewal Term, as the case may be, at the rate in effect at the time Notice of Termination is given; and
          (ii) all other damages to which Pagano may be entitled as a result of the termination of his employment under this Agreement, including all legal fees and expenses incurred by him in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.
     (e) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement, in form and reasonably substance satisfactory to Pagano, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.
9. Confidentiality.
     (a) Pagano shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential or proprietary information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or its subsidiaries, or any corporation, partnership or other entity owned or controlled directly or indirectly by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, research studies, proprietary technology, trade secrets, know-how, developments, improvements, methods, procedures, discoveries, patents, patent applications, inventions, processes, formulas, products, services, test and/or experimental data and results, market studies and forecasts, competitive analyses, pricing policies, the substance of agreements with customers and others, marketing arrangements, customer lists and any other document or computer programs embodying such confidential information.
     (b) All information and documents relating to the Company and its subsidiaries as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Pagano shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Pagano’s employment with the Company, all documents, records, reports, writings, computer disks and other similar documents containing confidential information, including copies thereof, then in Pagano’s possession or control shall be returned and left with the Company.
     (c) Pagano acknowledges that money damages are an inadequate remedy for the irreparable harm that may be suffered by reason of a breach of this confidentiality provision because of the difficulty of ascertaining the amount of damages that will be suffered by the Employer. Therefore, Pagano agrees that the Employer may, in addition to any other available remedy, obtain specific performance of this confidentiality provision and injunctive relief against any breach or threatened breach thereof without the necessity of proving actual damages or posting a bond and that Pagano shall not oppose the granting of such relief.
10. Indemnification. The Employer shall indemnify and hold harmless Pagano against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being an employee, officer or director of the Company or having been an employee, officer or director of the Company, or serving at the request of the Company as an employee, officer, member, agent or director of another corporation, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Employer. The foregoing indemnification obligation and advancement of expenses shall not be deemed exclusive of any other rights to which Pagano may be entitled under the Employer’s Certification of Incorporation, the Employer’s By-Laws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to his employment hereunder, without regard to when asserted.
11. General. This Agreement is further governed by the following provisions:
     (a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by overnight mail, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective upon receipt.
To the Employer:
Sentigen Holding Corp.
445 Marshall Street
Phillipsburg, New Jersey 08865
To Pagano:

Joseph K. Pagano
434 E. Cooper Avenue, Suite 201
Aspen, Colorado 81611
     (b) Parties in Interest. Pagano may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
     (c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, including without limitation, the Prior Agreement, between the parties hereto with respect to the employment of Pagano by the Employer and any such previous contracts or agreements, including without limitation, the Prior Agreement, shall become null and void upon execution of this Agreement. This Agreement contains all of the covenants and agreements between the parties with respect to the employment of Pagano by the Employer in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.
     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     (e) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.
     (f) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SENTIGEN HOLDING CORP.

By:	/s/ Thomas J. Livelli

Name: Thomas J. Livelli
Title: President and CEO

/s/ Joseph K. Pagano

Joseph K. Pagano